As filed with the Securities and Exchange Commission on August 27, 2015

Registration No. 333-189552

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RECEPTOS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-4190792
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3033 Science Park Road, Suite 300

San Diego, California 92121

(858) 652-5700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

2013 Stock Incentive Plan

Employee Stock Purchase Plan

2008 Stock Plan

(Full title of the plans)

Robert J. Hugin

Chairman and Chief Executive Officer

Celgene Corporation

86 Morris Avenue

Summit, New Jersey 07901

(908) 673-9000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Robert A. Cantone, Esq.

Daniel I. Ganitsky, Esq.

Ori Solomon, Esq.

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

(212) 969-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, which was originally filed on June 24, 2013 (File No. 333-189552) (the “Registration Statement”) of Receptos, Inc., a Delaware corporation (the “Company”), is being filed to deregister all shares of common stock of the Company that had been registered and remain unsold under such Registration Statement.

On July 14, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Celgene Corporation, a Delaware corporation (“Parent”), and Strix Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), providing for, among other things, the merger of Acquisition Sub with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on August 27, 2015 pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby amends the Registration Statement by removing from registration all shares of common stock of the Company registered under the Registration Statement that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Summit, State of New Jersey, on August 27, 2015.

RECEPTOS, INC.

By:	/s/ Peter N. Kellogg
Name:	Peter N. Kellogg
Title:	Chief Financial Officer

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